Exhibit (i)

Drinker Biddle & Reath LLP

One Logan Square

Suite 2000

Philadelphia, PA 19103

(215) 988-2700 (Phone)

(215) 988-2757 (Facsimile)

www.drinkerbiddle.com

December 14, 2018

FS Series Trust

201 Rouse Boulevard

Philadelphia, PA 19112

Re:	Post-Effective Amendment No. 6

(Registration Nos. 811-23216 and 333-214851)

Ladies and Gentlemen:

We have acted as counsel for FS Series Trust, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing on the date of this opinion of Post-Effective Amendment No. 6 (the “Amendment”) to the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “Registration Statement”). The Board of Trustees of the Trust has authorized the issuance and sale by the Trust of: (a) two separate classes of shares of beneficial interest (known as Class A Shares and Class I Shares) in each of the following six series, or portfolios, of the Trust – FS Managed Futures Fund; FS Global Macro Fund; FS Real Asset Fund; FS Long/Short Equity Fund; FS Market Neutral Fund; and FS Event Driven Fund. Shares of each of the aforesaid classes of shares of beneficial interest are referred to hereinafter as “Shares.” The Trust is authorized to issue an unlimited number of Shares in each of the aforesaid classes and series.

We have reviewed the Registration Statement, the Trust’s Agreement and Declaration of Trust (the “Declaration of Trust”), as amended, its By-Laws and certain resolutions adopted by its Board of Trustees, and have considered such other legal and factual matters as we have considered appropriate.

This opinion is based exclusively on the laws of the State of Delaware and the federal securities laws of the United States of America. We express no opinion as to the laws of any state other than the State of Delaware or as to state securities laws, including the securities laws of the State of Delaware.

We have assumed the following for this opinion:

1. The Shares will be issued in accordance with the Trust’s Declaration of Trust, as amended, its By-Laws and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of the Shares.

FS Series Trust

December 14, 2018

2. The Shares will be issued against consideration therefor as described in the Trust’s prospectus relating thereto, and that such consideration will have been at least equal to the applicable net asset value and the applicable par value.

Based on the foregoing, it is our opinion that when issued and paid for on the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Amendment to the Registration Statement. Except as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon by, or filed with, any other person or entity or for any other purpose without our prior written consent.

We hereby consent to the use of our name and to the references to our Firm in the Prospectus and Statement of Additional Information included in the Amendment. This consent does not constitute a consent under Section 7 of the 1933 Act, and in consenting to the use of our name and the references to our Firm under such caption we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under said Section 7 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Drinker Biddle & Reath LLP

DRINKER BIDDLE & REATH LLP